                                                                   EXHIBIT 20.3


                      UNAUDITED CONDENSED FINANCIAL STATEMENTS
                                   HAGGLE ONLINE

                                  HAGGLE ONLINE
                            CONDENSED BALANCE SHEETS

                                                              MARCH 31,
                                                                1999           DECEMBER 31,
                                                             (unaudited)          1998
                                                                ----              ----
ASSETS
Current assets:
    Cash and cash equivalents ........................      $     10,803      $     12,420
    Accounts receivable ..............................             9,913             1,145
    Prepaid expenses .................................               593               593
                                                            ------------      ------------
         Total current assets ........................            21,309            14,158

Property and equipment, net ..........................             2,400             2,841
                                                            ------------      ------------
Total assets .........................................      $     23,709      $     16,999
                                                            ------------      ------------
                                                            ------------      ------------

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
    Accounts payable and accrued expenses ............      $     25,117      $     30,143

Deferred income taxes.................................                --               221

Shareholders' deficit:
Common stock .........................................               401               401
Accumulated deficit ..................................            (1,809)          (13,766)
                                                            ------------      ------------
         Total shareholders' deficit .................            (1,408)          (13,365)
                                                            ------------      ------------

         Total liabilities and shareholders' deficit ..     $     23,709      $     16,999
                                                            ------------      ------------
                                                            ------------      ------------

                  See notes to condensed financial statements.

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                                  HAGGLE ONLINE
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                          THREE MONTHS     THREE MONTHS
                                          ------------     ------------
                                              ENDED           ENDED
                                              -----           -----
                                          MARCH 31, 1999  MARCH 31, 1998
                                          --------------  --------------
Revenue .............................      $     16,665    $      1,339
Cost of revenue .....................                43             806
                                           ------------    ------------
          Gross profit ..............            16,622             533

Operating expenses:
  Sales and marketing ...............                --              --
  Product development ...............                --              --
  General and administrative ........             4,665             125
                                           ------------    ------------
          Total operating expenses ..             4,665             125
                                           ------------    ------------

Net income ..........................      $     11,957    $        408
                                           ------------    ------------
                                           ------------    ------------

                  See notes to condensed financial statements.

                                HAGGLE ONLINE
                      CONDENSED STATEMENTS OF CASH FLOWS
                                 Unaudited


                                                                          THREE MONTHS     THREE MONTHS
                                                                          ------------     ------------
                                                                             ENDED            ENDED
                                                                             -----            -----
                                                                         MARCH 31, 1999   MARCH 31, 1998
                                                                         --------------   --------------
OPERATING ACTIVITIES
Net income                                                             $   11,957         $     408
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation                                                             441               373
     Changes in operating assets and liabilities:
      Accounts receivable                                                  (8,768)               --
      Accounts payable                                                     (5,247)            1,202
                                                                       ----------         ---------
Net cash provided by (used in) operating activities                        (1,617)            1,983

INVESTING ACTIVITIES - purchases of equipment                                  --              (740)
                                                                       ----------         ---------
Net increase (decrease) in cash                                            (1,617)            1,243

Cash at beginning of period                                                12,420             8,708
                                                                       ----------         ---------
Cash at end of period                                                  $   10,803         $   9,951
                                                                       ----------         ---------
                                                                       ----------         ---------


                  See notes to condensed financial statements.

               NOTES TO CONDENSED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. For further information, refer to the financial statements for the year ended December 31, 1998 and for the cumulative period from June 6, 1997 (inception) to December 31, 1997 and notes thereto included herein.

SUBSEQUENT EVENTS

In March 1999, the Board of Directors amended HO's Articles of
Incorporation to authorize two million shares of preferred stock with a par value of $0.001 and to increase the authorized shares of common stock to six million shares.

HO granted a right for 3,200 shares at an exercise price of $1.22 per share to a consultant in March 1999.

In March 1999, HO effected a 3,200-for-1 stock split. Accordingly, the unaudited condensed financial statements have been restated to reflect this stock split.

In April 1999, the stockholders of HO signed an agreement to exchange all of the common stock of HO for 41,000 shares of Go2Net, Inc., an unrelated publicly traded corporation.

RECLASSIFICATION ADJUSTMENTS

Certain amounts for HO have been reclassified to conform to Go2Net's financial statement presentation.